SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

proxy statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary proxy statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PRIMUS KNOWLEDGE SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing proxy statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party

(4)	Date Filed:

May 12, 2003

Dear Shareholder:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Primus Knowledge Solutions, Inc., which will be held on June 18, 2003, at 10:00 a.m., local time, at the Westlake Center Office Tower, 1601 Fifth Avenue, 5th Floor Conference Room, in Seattle, Washington.

At the annual meeting, you will be asked to re-elect two directors, Michael A. Brochu and Daniel C. Regis (who was appointed by the Board to replace Fredric Harman, after his resignation from the Board in February 2003) and elect one new director, John A. Moga, to the Primus Board of Directors. Mr. Moga is replacing John Connors, who will not be continuing as a Director after the expiration of his current term in June 2003.

THE PRIMUS BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR.

You should read carefully the accompanying Notice of Annual Meeting of Shareholders and the proxy statement for additional information.

Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with the instructions you give in your proxy. If you attend the annual meeting, you may vote in person if you wish, even if you previously returned your proxy card. Your prompt cooperation is greatly appreciated.

Sincerely,

Michael A. Brochu

President, Chief Executive Officer and  Chairman of the Board

This document is being first mailed to shareholders on or about May 12, 2003.

PRIMUS KNOWLEDGE SOLUTIONS, INC.

1601 Fifth Avenue, Suite 1900

Seattle, Washington 98101

NOTICE OF THE 2003 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 18, 2003

TO THE SHAREHOLDERS OF PRIMUS KNOWLEDGE SOLUTIONS, INC.:

We will hold the 2003 Annual Meeting of Shareholders of Primus Knowledge Solutions, Inc. on June 18, 2003, at 10:00 a.m., local time, at the Westlake Center Office Tower, 1601 Fifth Avenue, 5th Floor Conference Room, in Seattle, Washington, for the following purposes:

1.	To elect three directors to hold office until the 2006 Annual Meeting of Shareholders or until their successor is elected and qualified; and

2.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 21, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. Only shareholders of record on the record date are entitled to notice of and to vote at the annual meeting and any adjournments or postponements.

The directors elected will be the three candidates receiving the greatest number of votes cast, in person or by proxy, at the annual meeting.

All shareholders are cordially invited to attend the annual meeting. However, to assure your representation at the annual meeting you are urged to complete, sign, date, and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Your stock will be voted in accordance with the instructions you give in your proxy. Your proxy may be revoked at any time before it is voted by signing and returning a proxy bearing a later date for the same shares, by filing with the Secretary of Primus a written revocation bearing a later date or by attending and voting in person at the annual meeting.

By order of the Board of Directors

David M. Williamson

Executive Vice President, Business Affairs,  General Counsel and Secretary

Seattle, Washington

May 12, 2003

PRIMUS KNOWLEDGE SOLUTIONS, INC.

PROXY STATEMENT

This proxy statement is being furnished to holders of shares of common stock, par value $.025 per share, of Primus Knowledge Solutions, Inc., a Washington corporation (“Primus” or the “Company”), in connection with the solicitation of proxies by Primus’ Board of Directors for use at the 2003 Annual Meeting of Shareholders and at any adjournments or postponements of the annual meeting. The annual meeting will be held on June 18, 2003, at 10:00 a.m., local time, at the Westlake Center Office Tower, 1601 Fifth Avenue, 5th Floor Conference Room, in Seattle Washington. The approximate date of the mailing of this proxy statement and the accompanying proxy is May 12, 2003.

Matters to Be Considered at the Annual Meeting

At the annual meeting, shareholders of record of Primus as of the close of business on April 21, 2003 will consider and vote on:

(1) the election of three directors to Primus’ Board of Directors, each director to hold office until the 2006 Annual Meeting of Shareholders or until their successors are elected and qualified; and

(2) such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The Board recommends that Primus’ shareholders vote “FOR” election of the nominees for director.

Record Date; Shares Entitled to Vote; Vote Required

Only the shareholders of record at the close of business on the record date, April 21, 2003, are entitled to notice of and to vote at the annual meeting. Primus has one class of voting securities outstanding that is designated as common stock, and each share of common stock is entitled to one vote. On April 21, 2003, there were 19,053,821 shares of common stock outstanding held of record by approximately 265 shareholders.

Holders of a majority of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. The directors elected at the annual meeting will be the three candidates receiving the greatest number of votes cast by the holders of shares of common stock present, in person or by proxy, at the annual meeting. Holders of shares of common stock are not entitled to cumulate votes in the election of directors. As of the record date, directors and executive officers of Primus and their affiliates may be deemed to be the beneficial owners of approximately 27% of the outstanding shares of common stock. Each of our directors and executive officers plans to vote or direct the vote of all shares of common stock over which he or she has voting control in favor of the election of the nominees for director.

Abstention and broker nonvotes will have no effect on the election of directors since they will not represent votes cast at the annual meeting for the purpose of voting on that proposal.

Proposals by Primus Shareholders

Shareholder proposals intended to be presented at the annual meeting must have been received by us not later than December 3, 2002 for inclusion in the proxy materials for the annual meeting. We are not aware of any matters to be voted on at the annual meeting except those listed on the accompanying notice of annual meeting of shareholders. The accompanying proxy gives discretionary authority to the persons named to vote the shares in their best judgment if any other matters are properly brought before the annual meeting.

Proxies

Shares of common stock represented by properly executed proxies received at or before the annual meeting that have not been revoked will be voted at the annual meeting in accordance with the instructions contained in the proxy. Shares of common stock represented by properly executed proxies for which no instruction is given will be voted “FOR” the election of the nominees for director. We request that you complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose, to ensure that your shares are voted. Your stock will be voted in accordance with the instructions you give in your proxy. Your proxy may be revoked at any time before it is voted by signing and returning a proxy bearing a later date for the same shares, by filing with the Secretary of Primus a written revocation bearing a later date or by attending and voting in person at the annual meeting.

If the annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the annual meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Proxy Solicitation

The proxy accompanying this proxy statement is solicited by our Board of Directors. We will bear the cost of soliciting proxies. Officers, directors, and regular supervisory executive employees of Primus may solicit proxies; none of these solicitors will receive any additional compensation for their services but some may be reimbursed for out-of-pocket expenses they incur. We have retained Mellon Investor Services LLC, Seattle, Washington, to aid in the solicitation of proxies at an estimated cost of $6,000 plus reasonable expenses. Solicitation of proxies may be made personally or by mail, telephone, facsimile, messenger or otherwise. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of common stock held of record by them will be reimbursed for the reasonable expenses they incur in forwarding the material.

ELECTION OF DIRECTORS

In accordance with our Second Restated Bylaws, as amended, the Board of Directors is composed of seven directors, divided into three classes that are staggered such that the shareholders elect approximately one-third of the directors each year. At present our Board consists of seven directors with no vacancies. The bylaws provide that at this annual meeting, the term of office of the Class 3 directors, Michael Brochu, Daniel Regis (who was appointed by the Board in April 2003 to fill the vacancy created by Fredric Harman’s resignation) and John Connors, expires. Every director elected to the Board will serve for a term of three years or until such time as his or her successor is elected and qualified. If a director resigns from the Board before the expiration of his or her term, however, the director elected or appointed to fill the resulting vacancy may be designated to a class such that he or she initially must be elected to a shorter term. Michael Brochu and Daniel Regis have been nominated for re-election, and John Moga for election, to the Board for a three year term that will expire after the annual meeting in 2006. We intend to cast votes in accordance with the accompanying proxy for the election of these nominees unless contrary instructions are received. If any nominee should become unavailable for any reason, we intend to cast votes for a substitute nominee designated by the Board. The Board has no reason to believe that any of the nominees named will be unable to serve if elected.

NOMINEES

Name and Age	Term expiration date	Director Since
Michael A. Brochu, age 49	2006 Annual Meeting	1997

Mr. Brochu has served as one of our directors, as Chairman of the Board, and as our President and Chief Executive Officer since November 1997. Mr. Brochu was President and Chief Operating Officer of Sierra On-Line, Inc., an interactive software publisher, from June 1994 until October 1997. Mr. Brochu received his B.B.A. in accounting and finance from the University of Texas at El Paso.

Name and Age	Term expiration date	Director Since
Daniel C. Regis, age 63	2006 Annual Meeting	2003

Mr. Regis has served as one of our directors since April 2003, having been appointed by the Board to fill Fredric Harman’s former directorship position. Mr. Regis presently serves as a Managing Director of Digital Partners, a mid-sized venture capital fund specializing in Northwest emerging technology companies. From 1996 to 1999, he was with Kirlan Venture Capital Inc. where he served as Managing Partner of venture funds with a similar focus. Prior to 1996, Mr. Regis was the Managing Partner of Price Waterhouse LLP in Seattle and previously for the Northwest and Portland. Mr. Regis is a member of the board of directors of Cray, Inc. Mr. Regis holds a Bachelor of Commercial Science from Seattle University with a major in accounting and a minor in philosophy.

Name and Age	Term expiration date
John A. Moga, age 65	2006 Annual Meeting

Mr. Moga presently develops new business for Experio, a consulting subsidiary of Hitachi Data Systems. From July 1999 until July 2002, he was a consultant to Andersen Consulting’s Northwest practice. Prior to that, he was the Managing Partner for Andersen Consulting in the Northwest for ten years. Mr. Moga holds a Bachelor of Science degree from Seattle University.

CONTINUING DIRECTORS

Name and Age	Term expiration date	Director Since
Antonio M. Audino, age 44	2005 Annual Meeting	1995

Mr. Audino has served as one of our directors since April 1995. Since September 1996, Mr. Audino has been founder and managing director of Voyager Capital, a venture capital firm. Mr. Audino holds a B.S. B.A. from Creighton University.

Name and Age	Term expiration date	Director Since
Promod Haque, age 54	2004 Annual Meeting	1996

Mr. Haque has served as one of our directors since February 1996. Mr. Haque has been employed in various capacities by Norwest Venture Partners, a venture capital firm, since November 1990. Mr. Haque is currently Managing Partner of Norwest Venture Partners VII and Norwest Venture Partners VIII and General Partner of Norwest Venture Partners VI, Norwest Equity Partners V and Norwest Equity Partners IV. Mr. Haque is a member of the board of directors of Extreme Networks, Inc., Redback Networks, Inc., and SPSS, Inc. Mr. Haque holds an M.S. and a Ph.D. in electrical engineering and an M.M. from Northwestern University and a B.S. in electrical engineering from the University of New Delhi, India.

Name and Age	Term expiration date	Director Since
Yasuki Matsumoto, age 49	2005 Annual Meeting	1994

Mr. Matsumoto has served as one of our directors since October 1994. Since March 1997, Mr. Matsumoto has been the President and Chief Executive Officer of Trans Cosmos USA, Inc., an information technology venture capital investment firm. Trans Cosmos USA, Inc. is a wholly owned subsidiary of Trans Cosmos, Inc. Entities affiliated with Trans Cosmos, Inc. own approximately 10% of our outstanding common stock. Mr. Matsumoto holds an M.S. in computer engineering from Portland State University.

Name and Age	Term expiration date	Director Since
Janice Peters, age 51	2004 Annual Meeting	2000

Ms. Peters has served as one of our directors since March 2000. From October 1997 to June 2000, Ms. Peters was the President and Chief Executive Officer of MediaOne, a broadband services provider. She was the President of Wireless Operations of MediaOne Group (formerly US West Media Group), a wireless services provider, from May 1995 to October 1997, and Managing Director of One2One, a wireless network, from June 1996 to October 1997. Ms. Peters is a member of the board of directors of Mail-Well, Inc. Ms. Peters holds a B.S. in Education from Wayne State University and an M.S. in Management from Stanford University.

Director Compensation

Members of our Board of Directors did not receive any fee for their services as directors in 2002. Commencing with the second quarter of 2003, directors (other than Mr. Brochu) will receive a quarterly fee of $3,000. Any board meetings attended in excess of four (4) per year will result in an additional $1,000 fee per additional meeting attended. Committee members will receive a fee of $500 per committee meeting attended, with the chair of the Audit Committee receiving a $1,000 fee per committee meeting attended. Directors are eligible to participate in our 1999 Stock Incentive Compensation Plan, which was adopted by our Board of Directors and our shareholders in April 1999. New directors generally receive an initial stock option grant of 50,000 shares and all continuing directors receive an annual grant of 12,500 option shares.

Committees of the Board and Meetings

During the last fiscal year there were seven meetings of the Board of Directors. Antonio Audino, Michael Brochu, Promod Haque and Janice Peters each attended at least 75% of all board and committee meetings of which they were a member. Yasuki Matsumoto attended 71% of all board meetings.

The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee, currently composed of John Connors, Promod Haque and Daniel Regis (who replaced Fredric Harman after his resignation from the Board of Directors on February 15, 2003), assists the Board in fulfilling its oversight responsibility relating to Primus’ financial statements and financial reporting process, the qualifications, independence and performance of the Company’s independent auditors and Primus’ compliance with legal and regulatory requirements. The Audit Committee operates in accordance with a written charter, a copy of which is attached to this Proxy Statement as Appendix A. John Moga will replace Mr. Connors on the Audit Committee after the 2003 Annual Meeting of Shareholders. During the last fiscal year, there were four meetings of the Audit Committee.

The Compensation Committee, currently composed of Antonio Audino and Janice Peters (who replaced Fredric Harman after his resignation from the Board of Directors on February 15, 2003), reviews and approves the compensation and benefits for our executive officers and makes recommendations to the Board of Directors regarding compensation and benefits matters. During the last fiscal year, there was one meeting of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2002, Messrs. Antonio Audino and Fredric Harman (a director through February 15, 2003) served on the Compensation Committee of our Board of Directors. None of our executive officers serves as a member of a compensation committee or board of directors of any entity that has an executive officer serving as a member of our Compensation Committee or Board of Directors.

EXECUTIVE OFFICERS

The following are the current executive officers of Primus who will serve in the capacities noted until their successors are appointed:

Name	Age	Position
Michael A. Brochu	49	President, Chief Executive Officer and Chairman of the Board
Ronald M. Stevens	39	Chief Financial Officer, Chief Operating Officer and Treasurer
David M. Williamson	39	Executive Vice President, Business Affairs and General Counsel

For a biographical summary of Mr. Brochu, see “NOMINEES.”

Ronald M. Stevens has served as our Chief Financial Officer and Treasurer since October 2000. In March 2003, he was also appointed our Chief Operating Officer. From August 1999 to October 2000, Mr. Stevens served as Chief Financial Officer and then President and Chief Operating Officer of OnHealth Network, Inc., a consumer healthcare Internet company, which was acquired by WebMD Corporation in September 2000. From May 1996 to August 1999, he served as General Manager and Senior Vice President of Sierra On-Line, Inc., an interactive software publisher. From May 1994 to May 1996, he served as Corporate and Divisional Controller of Sierra On-Line. Mr. Stevens received his B.A. in accounting and business administration from Western Washington University.

David M. Williamson serves as our Executive Vice President of Business Affairs, General Counsel and Secretary. He joined Primus in November 2000 and was appointed an executive officer in March 2003. From April 1998 to October 2000 he was Senior Vice President of Business Affairs at Sierra On-line, Inc., an interactive software publisher. Prior to April 1998, he was a partner in the Business Technology Group at the law firm of Perkins Coie LLP. Mr. Williamson received his B.A. in accounting from the University of Denver and his J.D. from the University of California at Berkeley.

EXECUTIVE COMPENSATION

Compensation Summary

The following table lists all compensation earned during the years ended December 31, 2002, December 31, 2001 and December 31, 2000 by our executive officers at December 31, 2002 (“named executive officers”).

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards	All Other Compensation
Securities Underlying Options
Name and Principal Position	Year	Salary			Bonus
Michael A. Brochu President and Chief Executive Officer	2002 2001 2000	$ $ $	290,000 290,000 250,000		$ $ $	0 14,500 141,000		1,200,000 200,000 262,500	— — —

Ronald M. Stevens Chief Financial Officer, Executive Vice President and Treasurer	2002 2001 2000	$ $ $	175,000 175,000 39,834	(1)	$ $ $	0 8,750 20,000	(1)	300,000 80,000 125,000	— — —

(1)	Mr. Stevens joined Primus in October 2000

Option Grants in Fiscal 2002

The following table provides information regarding options granted during the year ended December 31, 2002 to the named executive officers.

Option Grants in Fiscal 2002

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in last Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date
Name					5%($)	10%($)
Michael A. Brochu	1,200,000	34.2%	$0.86	1/2/2012	$649,019	$1,644,742
Ronald M. Stevens	300,000	8.6%	0.86	1/2/2012	$162,255	$411,186

For all options granted to the named executives during fiscal year 2002, 1/36th vest and become exercisable each month from the date of grant.

(1)	Based on a total of 3,505,200 option shares granted to employees in fiscal 2002.

(2)	The dollar amounts under these columns are calculated based on assumed rates of 5% and 10% and are not intended to forecast future appreciation. The named executive officers will realize no value if the stock price does not exceed the exercise price of the options.

Fiscal Year-End Option Values

The following table provides information regarding options held as of December 31, 2002 by each of the named executive officers during 2002. No options were exercised by any named officers in 2002.

	Shares Acquired on Exercise	Value Realized	Total Number of Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options At Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)
Michael A. Brochu	0	$0	1,365,312	1,073,853	$0	$0
Ronald M. Stevens	0	0	189,790	315,210	0	0

(1)	For the fiscal year ended December 31, 2002. The average of the high and low trades of Primus’ common stock on that date as reported on the Nasdaq Small Cap Market was $0.435 per share.

Change in Control Arrangements

Primus has entered into an agreement with each of Michael A. Brochu, Ronald M. Stevens and David M. Williamson that provides for certain compensation arrangements upon and following a change of control of the Company. The agreements expire one year following a change of control. A change of control occurs under the agreements when

•	Primus completes a merger, consolidation or share exchange after which its prior shareholders own less than a majority of the surviving corporation;

•	Primus sells substantially all of its assets not in the ordinary course of business; or

•	one person or entity acquires a majority of Primus’ outstanding shares.

Immediately upon a change of control, 50% of the unvested options of each executive become exercisable. Our 1995 and 1999 stock option plans also provide for vesting of all unvested options in certain circumstances involving a merger, sale or liquidation of Primus.

If one of our executives is terminated by us without cause or terminates his or her employment due to a substantial change in his position or responsibilities during the year following a change of control, he will be entitled to his accrued annual base salary, bonus and commissions through the date of termination plus severance pay equal to one-half of annual base salary. Further, all of his outstanding options will become immediately exercisable. To the extent the employee regularly receives commissions as part of his compensation, we will also pay commissions to the terminated employee for sales to his former accounts that occur during the six months following termination.

In April 2001, Primus’ Board of Directors approved an unsecured loan to Michael A. Brochu, President and Chief Executive Officer, for $750,000 bearing interest at 4.9%. The maturity date of the loan is April 16, 2007 with principal and accrued interest payments due annually starting on April 16, 2005. Accrued interest receivable at December 31, 2002 was $65,000. This note is subject to full forgiveness in the event of Mr. Brochu’s termination of employment without cause or for good reason following a change of control.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Our executive compensation program is administered by the Compensation Committee (the “Committee”), which is comprised of two non-employee directors. Our executive compensation policy is designed to:

•	assist us in attracting and retaining key executives critical to the Company’s success;

•	align the interests of the executives with the interests of our shareholders;

•	reflect our overall performance; and

•	reward executives individually.

Executive compensation consists of three major components: base salary, bonuses and stock options.

Base Salary.    The base salary of the chief executive officer is set at an amount the Committee believes is competitive with the salaries paid to executives of other high-growth companies in the software industry located within the local area. The Committee relies on surveys and on knowledge of local pay practices as reported in financial periodicals or otherwise accessible to the Committee. Additionally, a review of the chief executive officer’s performance and a general review of the Company’s financial and stock price performance are considered. The base salary for executive officers is reviewed annually. The chief executive officer’s base salary was held constant at $290,000 for 2001 and 2002.

Bonus.    Under a bonus plan established in February 1999, Primus executives may be eligible for annual and/or quarterly bonuses. Each executive’s potential bonus is set as a percentage of his base salary; bonuses for 2002 were generally considered based 80% on the Company’s results of operations and 20% on achievement of the executive’s individual goals and objectives as set by the chief executive officer (the chief executive officer’s goals are set by the Committee). No bonus payments were awarded during 2002.

Stock Option Grants.    Primus provides its executives with long-term incentives through the 1999 Stock Incentive Compensation Plan and the 1999 Amended and Restated Non-Officer Employee Stock Compensation Plan (the “1999 Plans”). The objective of the 1999 Plans is to enhance long-term profitability and shareholder value. The Compensation Committee of the Board determines the number and terms of options granted to Primus’ chief executive officer and other executive officers. The Committee relies upon surveys and general familiarity with the number and proportion of shares available for grant pursuant to stock options in similar companies to determine appropriate grant level. To encourage stock retention, all options are granted as incentive stock options to the maximum extent possible under the Internal Revenue Code. Options are typically granted at the then-current market price and generally have a four-year vesting period to encourage key employees to continue their employment with Primus.

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit. The Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Primus’ stock option plans are designed to qualify as performance-based compensation that is fully deductible by Primus for income tax purposes.

In December of 2001, the Company’s Board of Directors and Compensation Committee met to address the long-term incentive compensation impact arising from the fact that the market value of the Company’s stock was significantly below the weighted average exercise price of outstanding stock options. The average price of the Company’s stock in December 2001 was approximately $0.80. The weighted average exercise price of all outstanding options in December 2001 was $15.49. The Board and Compensation Committee reviewed and discussed a number of alternatives to address this issue, to ensure employees and executive management have competitive market levels of long-term incentives through stock options. Effective January 2, 2002, the Company’s Compensation Committee approved a new option grant to employees, executive officers and directors of approximately 3,500,000 shares at an exercise price of $0.86 per share, which options vest ratably over 36 months.

The Committee believes that our compensation policies have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to our goals. The Committee will continue to monitor the compensation levels potentially payable under Primus’ other compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, Primus’ compensation philosophy, and Primus’ best interests.

Compensation Committee

Antonio M. Audino

Fredric Harman(1)

(1)	Mr. Harman resigned from the Board on February 15, 2003 and has been replaced on the Compensation Committee by Janice Peters.

REPORT OF THE AUDIT COMMITTEE

The members of the Audit Committee are independent as that term is defined in Rule 4200 (a) (15) of the National Association of Securities Dealers listing standards. On February 14, 2003, the Audit Committee of the Board of Directors adopted an amended and restated written Audit Committee Charter, included with this Annual Meeting Proxy at Appendix A. The Audit Committee reviews the Primus’ financial reporting process on behalf of the Board. Primus management has the primary responsibility for the financial statements and the reporting process. The Audit Committee members do not serve as professional auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. Primus’ independent auditors are responsible for expressing an opinion on the conformity of the Primus audited financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2002 (the “Audited Financial Statements”). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

John Connors

Promod Haque

Fredric Harman(1)

(1)	Mr. Harman resigned from the Board on February 15, 2003 and has been replaced on the Audit Committee by Daniel Regis.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative total shareholder return for Primus, the NASDAQ Stock Market-U.S. Index and S&P 500 Application Software Index. The graph shows the value of $100 invested on July 1, 1999 in our common stock, the NASDAQ Stock Market-U.S. Index and the S&P 500 Application Software Index. Stock price performance shown below is historical and not necessarily indicative of future price performances.

Comparison of Cumulative Total Return Primus Knowledge Solutions, Inc.,

the Nasdaq Stock Market-U.S and the S&P 500 Application Software Index.

	July 1, 1999	Dec. 31, 2002

Primus	$100	$3.00

NASDAQ Stock Market-U.S.	$100	$49.58

S&P 500 Application Software	$100	$37.90

PRINCIPAL SHAREHOLDERS

The following table provides information with respect to the beneficial ownership of shares of common stock as of March 1, 2003 by

•	each person or group that we know owns more than 5% of our common stock

•	each of the named executive officers

•	each of our incumbent directors

•	all of our incumbent directors and executive officers as a group

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of our common stock subject to options exercisable as of March 1, 2003 or within 60 days of that date are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of common stock Outstanding
Principal Shareholders
WM Advisors, Inc.	3,548,200	18.6%
Entities affiliated with Trans Cosmos, Inc. (2)	1,935,285	10.2%
Norwest Equity Partners, V, L.P.	1,441,166	7.6%
Kern Capital Management	913,200	4.8%

Name of Beneficial Owner (1)	Shares Beneficially Owned	Options (3)	Total	Percentage of common stock Outstanding(4)
Directors
Yasuki Matsumoto (5)	1,995,891	36,821	2,032,712	9.6%
Michael A. Brochu (6)	10,000	1,552,965	1,562,965	7.4%
Promod Haque (7)	1,441,166	35,155	1,476,321	7.0%
Antonio M. Audino	99,721	57,030	156,751	*
John Connors	3,500	88,280	91,780	*
Janice Peters	0	89,321	89,321	*

Executive Officers
Ronald M. Stevens	1,000	240,206	241,206	1.1%

Directors and executive officers as a group ([7] persons)	3,551,278	2,099,778	5,651,056	26.7%

*	Less than 1%.

(1)	The address of WM Advisors, Inc. is 1201 Third Avenue, 22nd Floor, Seattle, WA 98101. The address of Trans Cosmos, Inc. and Mr. Matsumoto is 777-108th Avenue, N.E., Suite 2300, Bellevue, WA 98004. The address of Norwest Equity Partners V, L.L.P. and Mr. Haque is Suite 800, 525 University Avenue, Palo Alto, CA 94301. The address of Kern Capital Management is 114, W. 47th Street, Suite 1926, New York, NY 10036. The address of Mr. Audino is Voyager Capital, 719 Second Avenue, Suite 1400, Seattle, WA 98104. The address of Mr. Connors is Microsoft Corporation, One Microsoft Way, Building 8, Redmond, WA 98052. The address of Ms. Peters is 3248—78th Place NE, Medina, WA 98039. The address of Mr. Brochu is c/o Primus Knowledge Solutions, Inc., 1601 Fifth Avenue, Suite 1900, Seattle WA 98101.

(2)	Represents the following: (a) 199,999 shares owned by Trans Cosmos, Inc.; (b) 802,957 shares owned by Trans Cosmos USA, Inc; (c) 857,329 shares owned by U.S. Information Technology Financing, L.P.; and (d) 75,000 shares held directly by Primus KK. Trans Cosmos USA, Inc. is a wholly owned subsidiary of Trans Cosmos, Inc. U.S. Information Technology Financing, L.P. is a limited partnership whose sole general partner is Trans Cosmos USA, Inc. Yasuki Matsumoto, a director of Primus, is the President and CEO of Trans Cosmos USA, Inc.

(3)	Includes all options exercisable within sixty days of March 1, 2003.

(4)	Calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(5)	Represents the following: (a) 199,999 shares owned by Trans Cosmos, Inc.; (b) 802,957 shares owned by Trans Cosmos USA, Inc.; (c) 857,329 shares owned by U.S. Information Technology Financing, L.P.; (d) 75,000 shares held directly by Primus KK; and (e) 60,606 shares owned by Mr. Matsumoto’s spouse. Trans Cosmos USA, Inc. is a wholly owned subsidiary of Trans Cosmos, Inc. U.S. Information Technology Financing, L.P. is a limited partnership whose sole general partner is Trans Cosmos USA, Inc. Yasuki Matsumoto, a director of Primus, is the President and CEO of Trans Cosmos USA, Inc.

(6)	Represents the following: (a) 8,000 shares held directly by Mr. Brochu; and (b) 2,000 shares held by Mr. children. Mr. Brochu disclaims beneficial ownership of 2,000 shares held in the names of his children.

(7)	Represents 1,441,166 shares owned by Norwest Equity Partners V, L.P. Mr. Haque is a Partner in Norwest Venture Partners, an affiliate of Norwest Equity Partners V, L.P. Mr. Haque disclaims beneficial ownership of the shares held by Norwest Equity Partners, V, L.P. except to the extent of his pecuniary interest arising from his interest in Norwest Venture Partners.

Equity Compensation Plan Information

The following table sets forth information regarding our common stock that may be issued upon the exercise of options, warrants and other rights granted to employees, consultants or directors under all of our existing equity compensation plans as of December 31, 2002.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,330,513		$8.45	347,375	(1)
Equity compensation plans not approved by security holders	2,606,975	(2)	$7.44	1,601,758

Total	6,937,488		$8.07	1,949,133

(1)	Under the terms of the Primus 1999 Stock Incentive Compensation Plan, the maximum number of shares issuable pursuant to the plan is automatically increased each January 1 by 666,666 shares.

(2)	Includes 383 option shares under the 1996 Option Plan assumed by the Company in its acquisition in 1999 of Imparto Software and 11,921 warrants issued prior to 1998, which were assumed in connection with the Company’s acquisition of 2Order.com, Inc, in 2000.

Equity Compensation Plans Not Approved By Security Holders.

The Board adopted the 1999 Nonofficer Employee Stock Compensation Plan (the “1999 Plan”) to enable the grant of nonqualified stock options to employees, consultants, agents, advisors and independent contractors of the Company. The 1999 Plan has not been approved by the Company’s stockholders. The Compensation Committee of the Board is the administrator of the 1999 Plan, and as such determines all matters relating to options granted under the 1999 Plan, including the selection of the recipients, the size of the grants and the conditions to vesting and exercisability. The Compensation Committee has delegated authority to make grants under the 1999 Plan to certain officers of the Company, subject to specified limitations on the size and terms of such grants. Up to thirty percent of the option pool under the 1999 Plan may be granted to officers and directors of the Company. A maximum of 4,200,000 shares of Common Stock have been reserved for issuance under the 1999 Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and holders of more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2002, its officers, Directors and greater-than-10% stockholders complied with all Section 16(a) filing requirements, with the exception of certain stock option grants for Antonio Audino (2 option grants), Michael Brochu (3 option grants), John Connors (2 option grants), Fredric Harman (2 option grants), Promod Haque (2 option grants), Janice Peters (2 option grants), Ronald Stevens (4 option grants) and Yasuki Matsumoto (2 option grants), who each filed a Form 5 in March 2003 to report their previously unreported stock option grant transactions on Forms 4 or 5. Each of these stock option grants was previously disclosed in prior proxy statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Primus software is marketed, distributed and supported in Japan by Primus Knowledge Solutions, K.K. (“Primus KK”), a joint venture in which we hold a 19.6% minority interest and hold 1 of 6 board of director positions. Trans Cosmos, Inc., Japan’s oldest and largest outsourced customer service and information technology support solutions provider, holds the remaining 80.4% of Primus KK. Trans Cosmos currently holds approximately 10% of our common stock. Our distribution arrangements provide Primus KK with exclusive rights to the Japanese and English versions of our Primus® eServer and Primus® eSupport products in Japan, and nonexclusive distribution rights for these products in Korea, China and Hong Kong. The distribution arrangement continues until terminated by mutual agreement or, if Primus KK has not completed the listing of its common stock on a recognized public stock exchange by December 31, 2004 or if certain performance goals are not met, its expiration on March 31, 2006. In July 2002 and again in January 2003, we amended the distribution agreement with Primus KK, and they have assumed a more significant role in product localization and support for the Japanese market. We also agreed to a new royalty fee structure with guaranteed minimum payments from Primus KK of $1,000,000 per year, to be measured quarterly per the terms of the agreement. In January 2003, Primus committed to invest one-half of the minimum royalty payments in Japanese product version development and support or Primus KK may withhold the underinvested amount from its guaranteed minimum until such deficit investment is made up. The amended distribution agreement provides for sublicense fees based on a percentage of net fees collected by Primus KK from its customers (subject to certain minimums). The guaranteed minimum payments from Primus KK could result in an adjustment to the sublicense fee due each quarter, but such payments do not constitute an advance inventory purchase nor can such payments be credited or carried over from one year to another. Guaranteed minimum royalty payments, to the extent they exceed sublicense fees due, are recognized in the period earned. Our agreement with Primus KK does not contain product return rights. Revenue recognized under the reseller agreement totals approximately $1,394,000, $3,134,000, and $2,609,000 in 2002, 2001 and 2000, respectively, and revenue deferred at December 31, 2002 and 2001 was approximately $248,000 and $353,000, respectively, and accounts receivable at December 31, 2002 and 2001 were approximately $471,000 and $326,000, respectively. Primus KK is accounted for using the cost method, as management believes it does not have significant influence over its operations, has not guaranteed any of its obligations and does not have any commitment or intent to provide any funding. The carrying value of Primus KK is zero at December 31, 2002 and 2001.

Yasuki Matsumoto has served as one of our directors since October 1994. Since March 1997, Mr. Matsumoto has been the President and Chief Executive Officer of Trans Cosmos USA, Inc., an information technology venture capital investment firm that is a wholly owned subsidiary of Trans Cosmos, Inc.

The Company has advanced an unsecured loan to Michael A. Brochu, our President and Chief Executive Officer and has also entered into agreements with Mr. Brochu, Ronald M. Stevens and David M. Williamson, executive officers of the Company, that provide for certain compensation arrangements in the event of a change in control of the Company. Such arrangements are described in detail above under “Fiscal Year-End Option Values Change in Control Arrangements.”

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected KPMG LLP to serve as independent public accountants. Representatives from KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions from shareholders.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2001 and 2002, and fees billed for other services rendered by KPMG LLP.

	2001	2002
Audit Fees	$103,000	$115,000
Audit related fees (1)	57,700	10,500

Audit and audit related fees	160,700	125,500
Tax fees (2)	63,581	43,183
All other fees	0	0

Total fees	$224,281	$168,683

(1)	Audit related fees consisted principally of fees for the audit of AnswerLogic, Inc. in 2001 and consultations in connection with accounting and reporting matters in 2001 and 2002.

(2)	Tax fees consisted of fees for tax consultation and tax compliance services.

The Audit Committee has considered whether the provision of non-audit services, principally tax compliance services and other services is compatible with maintaining the independence of KPMG LLP.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Under the Commission’s proxy rules, shareholder proposals that meet certain conditions may be included in our proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at our 2004 Annual Meeting must give notice of the proposal to Primus no later than January 12, 2004 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, if we receive notice of a shareholder proposal after April 1, 2004, the persons named as proxies in the proxy statement for the 2003 Annual Meeting will have discretionary voting authority to vote on such proposal at the 2004 Annual Meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to us no fewer than 90 or more than 120 days prior to the one-year anniversary date of the 2003 Annual Meeting. Our receipt of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in our proxy materials or its presentation at the 2004 Annual Meeting because there are other requirements in the proxy rules.

OTHER BUSINESS

The Board does not intend to present any business at the annual meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement of the annual meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

ANNUAL REPORT AND FORM 10-K

Copies of our 2002 Annual Report to Shareholders and Annual Report on Form 10-K are being mailed with this proxy statement to each shareholder of record. Shareholders not receiving a copy of such Annual Report or Form 10-K may obtain one without charge by writing Investor Relations, Primus Knowledge Solutions, Inc., 1601 Fifth Avenue, Suite 1900, Seattle, Washington 98101. We also make available free of charge on our website at www.primus.com our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

Appendix A

Primus Knowledge Solutions, Inc.

Audit Committee Charter

As Amended and Restated: February 2003

I.    Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of Primus’ financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Be directly responsible for the appointment, compensation and oversight of Primus’ independent auditors, including monitoring the independence and performance of Primus’ independent auditors.

•	Provide an avenue of communication among the independent auditors, management, and the Board of Directors, acknowledging that Primus’ independent auditors must report numerous matters directly to the Audit Committee.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at Primus’ expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.    Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the Nasdaq Exchange and the Sarbanes-Oxley Act of 2002 (along with the rules and regulations promulgated thereunder). The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall, at the time required by applicable law, rule, regulation and/or the Nasdaq Exchange, be a “financial expert,” as defined by applicable laws, regulations, rules and the Nasdaq Exchange.

Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair (or his or her designee) shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review Primus’ financial statements and significant findings based upon the auditors’ limited review procedures.

III.    Audit Committee Responsibilities and Duties

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

A-1

2.	Review Primus’ annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

3.	In consultation with the management, and the independent auditors, consider the integrity of Primus’ financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses.

4.	Review with financial management and the independent auditors Primus’ quarterly financial results prior to the release of earnings and/or Primus’ quarterly financial statements prior to filing or distribution. Discuss any significant changes to Primus’ accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair (or his or her designee) of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

5.	The independent auditors are accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

6.	Approve the fees and other significant compensation to be paid to the independent auditors.

7.	On an annual basis, the Committee will review and discuss with the independent auditors all significant relationships they have with Primus that could impair the auditors’ independence.

8.	Review the independent auditors audit plan—discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

9.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

10.	Consider the independent auditors’ judgements about the quality and appropriateness of Primus’ accounting principles as applied in its financial reporting.

11.	Discuss and receive information from the independent auditors as is required to be delivered and considered by the Audit Committee by applicable laws, regulations, accounting standards and promulgations and the Nasdaq Exchange.

Other Audit Committee Responsibilities

12.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in Primus’ annual proxy statement.

13.	On at least an annual basis, review with Primus’ counsel, any legal matters that could have a significant impact on the organization’s financial statements, Primus’ compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

14.	Perform any other activities consistent with this Charter, Primus’ bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

15.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

16.	As and when required by applicable law and regulation, establish and maintain procedures for receiving and reviewing accounting, legal compliance and ethics related complaints and concerns by Primus employees.

17.	Consider and approve/ratify all related party transactions where one party through its exercise of control or significant influence over another party prevents that other party from separately pursuing its own interest.

A-2

PRIMUS KNOWLEDGE SOLUTIONS, INC.

This Proxy is solicited by the Primus’ Board of Directors for the Annual

Meeting of Shareholders to be held on June 18, 2003

The undersigned hereby appoint(s) Michael A. Brochu and Ronald M. Stevens, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of Primus Knowledge Solutions, Inc. held of record by the undersigned on April 21, 2003 at the Annual Meeting of Shareholders of Primus to be held at the Westlake Center Office Tower, 5th Floor Conference Room, 1601 Fifth Avenue, Seattle, Washington, at 10:00 a.m. on June 18, 2003, with authority to vote upon the matters listed below and with discretionary authority as to any matters that may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT–PLEASE DATE AND SIGN ON THE OTHER SIDE

é FOLD AND DETACH HERE é

Please mark your votes as indicated	☒

		FOR the Nominees	WITHHOLD AUTHORITY to vote for the Nominees
ELECTION OF DIRECTORS:		☐	☐	SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER IN THE SPACE PROVIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR THE NOMINEES” LISTED IN THIS PROXY.
Nominees:	01. Michael A. Brochu 02. John A. Moga 03. Daniel C. Regis

WITHHOLD for the following only: (write the name of the nominee in the space below)				The Board of Directors recommends a vote “FOR the Nominees” listed in this Proxy.

Unless otherwise directed, all votes will be apportioned equally among the persons for whom authority is given to vote.				I plan to attend the annual meeting.	☐

Signature(s)                                                          Signature(s)                                                          Date

Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

é FOLD AND DETACH HERE é